Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Rouse Properties, Inc. Registration Statement No. 333-180052 on Form S-8, of our report dated June 10, 2013 relating to the historical summaries of Grand Traverse Mall for the year ended December 31, 2011, the period November 10, 2010 through December 31, 2010 (Successor), the period January 1, 2010 through November 9, 2010  (Predecessor) and the year ended December 31, 2009 (Predecessor) (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the historical summaries); appearing in the Current Report on Form 8-K of Rouse Properties, Inc.

/s/ Deloitte & Touche LLP
New York, New York
June 10, 2013